BioSpecifics Technologies Corp. Announces First Commercial Sale of XIAFLEX® for the Treatment of Dupuytren’s Contracture in Japan

LYNBROOK, NY – September 21, 2015 – BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company that originated and continues to develop collagenase based-therapies with a first in class collagenase-based product marketed as XIAFLEX® (collagenase clostridium histolyticum or CCH) in the U.S. and Xiapex® in Europe, announced today that the first commercial sale of XIAFLEX by Asahi Kasei Pharma Corporation for the treatment of Dupuytren’s contracture in Japan has triggered a $1.0 million milestone payment to BioSpecifics. Asahi Kasei Pharma has the rights to develop and market XIAFLEX in Japan for Dupuytren’s contracture and Peyronie’s disease through an agreement with BioSpecifics' partner Endo International plc (Endo).

“We recognize the importance of expanding XIAFLEX's reach to new patients around the globe and the first commercial sale of XIAFLEX in Japan is an important milestone for this effort,” commented Thomas L. Wegman, President of BioSpecifics. “We are very happy that there is now a non-surgical treatment option available to patients suffering from the debilitating effects of Dupuytren's contracture in this territory.”

Under the terms of BioSpecifics’ agreement with Endo, in addition to receiving a $1.0 million milestone payment related to the first commercial sale of XIAFLEX in Japan, BioSpecifics will receive royalties on net sales, mark-up on cost of goods sold and sales-based milestone payments.

About Dupuytren's Contracture
Dupuytren's contracture is caused by an abnormal accumulation of collagen in the palm of the hand characterized by the formation of nodules or lumps in the early stages. As the disease progresses, a cord is formed and the fingers may become progressively contracted. Once the Dupuytren's collagen cord can be felt, it is referred to as a "palpable cord."

About BioSpecifics Technologies Corp.
BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for twelve clinical indications to date. Injectable collagenase is approved for marketing as XIAFLEX® (collagenase clostridium histolyticum or CCH) in the U.S. for the treatment of adult Dupuytren's contracture patients with up to two palpable cords in the same palm and for Peyronie's disease in men with a palpable plaque and a curvature deformity of 30 degrees or greater at the start of therapy. XIAFLEX is marketed in the U.S. by BioSpecifics' partner, Endo International plc (Endo), following the acquisition of Auxilium Pharmaceuticals, Inc. by Endo. Endo has the following partnerships outside the U.S. for XIAFLEX in Dupuytren's contracture and Peyronie's disease; Swedish Orphan Biovitrum AB has marketing rights for Xiapex® (the EU tradename for CCH) in 71 Eurasian and African countries, Actelion Pharmaceuticals Ltd. has marketing rights in Canada and Australia and Asahi Kasei Pharma Corporation has marketing rights in Japan. CCH is in clinical development for the treatment of several additional promising indications. Endo is managing the clinical development of CCH for frozen shoulder syndrome and cellulite as well as development in canine lipoma. BioSpecifics is currently managing the clinical development of CCH for the treatment of human lipoma and preclinical development for uterine fibroids. For more information, please visit www.biospecifics.com.

Forward-Looking Statements
This release includes "forward-looking statements within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding the Company's strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, expected revenue growth, and the assumptions underlying or relating to such statements, are “forward-looking statements.” The forward-looking statements in this Report include statements concerning, among other things, whether BioSpecifics will receive a milestone payment for the first commercial sale of XIAFLEX in Japan and the amount of any such milestone payment, and whether BioSpecifics will receive royalties on net sales and mark-up on cost of goods sold payments. In some cases, these statements can be identified by forward-looking words such as "expect," "believe," "likely," "continue," "estimates," "may," "will," "currently," and "potential," the negative or plural of these words, and other similar expressions. These forward-looking statements are the Company's predictions based on its current expectations and its projections about future events. There are a number of important factors that could cause the Company's actual results to differ materially from those indicated by such forward-looking statements, including the ability of Endo and its partners to achieve their respective objectives for CCH in their applicable territories; the uncertainties inherent in the initiation of future clinical trials; Endo or any of its partners modifying their respective objectives and/or allocating resources other than to CCH; the potential market for CCH in a given indication being smaller than anticipated; the potential of CCH to be used in additional indications and the initiation, timing and outcome of clinical trials of CCH for additional indications; the protection of the Company's intellectual property portfolio; the timing of regulatory filings and action; the receipt of any payments from Endo; and other risk factors identified in BioSpecifics' Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, its Annual Report on Form 10-K for the year ended December 31, 2014 and its Current Reports on Form 8-K filed with the Securities and Exchange Commission. All forward-looking statements included in this presentation are made as of the date hereof, and BioSpecifics assumes no obligation to update these forward-looking statements.

Contact:
BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com